GANNETT CO., INC. DEFERRED COMPENSATION PLAN
           Amendment No. 2 to January 1, 1997 Restatement


     This Amendment No. 2 to the Restated Gannett Co., Inc. 1987
Deferred Compensation Plan (the "Plan") is adopted pursuant to the action of the Executive Compensation Committee of the Board of Directors of the Company on July 26, 1999, and is effective on that date.

     1. Section 1.1 is amended by adding the following new sentence immediately after the first sentence thereof:

     The term "Compensation" also shall include (1) ordinary income that arises upon the exercise of a stock option as more fully described in Section 2.11; and (2) such other forms of taxable income derived from the performance of services for the Company as may be designated by the Deferred Compensation Committee and which may be deferred pursuant to such special terms and conditions as the Committee may establish.

     2. Section 2.5(a) is amended by adding the following new paragraph at the end:

     Notwithstanding the foregoing, in his or her first year of eligibility an employee or Director may make a deferral election within 30 days of first becoming eligible. This initial deferral may relate only to Compensation attributable to the period following the deferral election.

     3. Section 2.9(g) is amended by adding the following new paragraph:

     A Participant with a financial need that fails to meet the unforeseeable emergency standard may elect to withdraw funds from the Participant's Deferred Compensation Account prior to the date specified in the Participant's election form subject to the following conditions: (1) premature withdrawals may be made only in a lump sum and only in an amount in excess of $10,000; (2) only one premature withdrawal may be made in a calendar year; (3) the Participant must suspend further deferrals for the remainder of the calendar year of the withdrawal; and (4) ten percent of the amount withdrawn shall be irrevocably forfeited to the Company.

     4.  Article 2.0 is amended by adding the following new Section 2.11:

     2.11 Deferrals of Stock Option Compensation

          A Participant, by authorization of, or pursuant to procedures established by, the Committee, may elect to defer ordinary income imputed to the Participant upon the exercise of a stock option issued pursuant to any Company-sponsored stock option plan in accordance with guidelines established by the Committee and the general terms of this Plan except as such general terms are modified as follows:

               an election to defer stock option income shall be effective only if made at least six months prior to the exercise date of the option and in the calendar year preceding the year of the exercise date. An election to defer stock option income shall constitute an amendment of the exercise date of the option so that the option may not be exercised prior to the date six months subsequent to the date of the notice of deferral. Notwithstanding the foregoing, a Participant may elect to defer income on the exercise of any option in calendar year 1999 provided that such election is made within 30 days after the adoption of this Section 2.11 and is effective only with respect to option exercises that are made at least four months after the date of a participant's deferral election. An election to defer option income in 1999 shall constitute an amendment of the Stock Option
               Agreement related to such option so that the option may not be exercised prior to the date four months subsequent to the date of the notice of deferral.

               a deferral election with respect to any shares received upon a stock option exercise shall require the deferral of all income with respect to that exercise.

               an election to defer stock option income shall be deemed to constitute a direction by the Participant to have the Company defer to this Plan the number of shares (carried to the nearest one ten thousandth of a share) equal in value to the income that would otherwise have been realized by the Participant pursuant to his stock option exercise with the ultimate payment of such deferred shares to be made in accordance with the terms of this Plan. All such deferrals shall be invested in the Gannett stock fund during the entire deferral period and shall be paid out in kind on the Payment Commencement Date.

               if payments of deferred shares are made in installments, each installment payment shall be rounded as necessary to provide payment only of a whole number of shares except that any fractional shares payable in the final installment shall be paid in cash.

     5.  Article 3.0 is amended by adding to the end thereof the following new
Section 3.7:

     3.7  Change in Control

     (a) Legal Expense. If, with respect to any alleged failure by the Company to comply with any of the terms of this Plan subsequent to a change in control, a Participant or beneficiary hires legal counsel or institutes any negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, obtain benefits promised under or recover damages for breach of the terms of this Plan, the Company shall pay, as they are incurred, a Participant's or beneficiary's actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net after-tax payments to the Participant or beneficiary equal such fees and disbursements.

     (b) Appointment of Independent Fiduciary. Following a change in control, the Board may appoint an independent fiduciary which, upon appointment, shall assume and have sole responsibility and discretion to act on the following matters in lieu of action by the Company, Committee or trustee (but not in lieu of participant elections) as may otherwise be assigned to such parties under other provisions of the Plan:
          (1) determination of eligibility for benefit entitlement; (2) determination of the amount, timing and form of benefit payment; (3) direction of any trustee of assets held with respect to the Plan on matters relating to benefit entitlement and payment and on matters relating to the investment of plan assets.

     (c)  Change in Control Definition.

          (1) As used in this Plan, a "change in control" shall be deemed to have occurred under any one or more of the following conditions:

                  (i)   if, within three years of any merger,
                        consolidation, sale of a substantial part of the Company's assets, or contested election, or any combination of the foregoing transactions
                        (a "Transaction"), the persons who were
                        directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors (x) of the Company or (y) of any successor to the Company, or (z) if the Company becomes a subsidiary of or is merged into or consolidated with another corporation, of such corporation. (The Company shall be deemed a subsidiary of such other corporation if such other corporation owns or controls, directly or indirectly, a majority of the combined voting power of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors ("Voting Stock"));

                  (ii) if, as a result of a Transaction, the Company does not survive as an entity, or its shares are changed into the shares of another corporation;

                  (iii) if any "person" (as that term is used in Section
                        13(d) or 14(d)(2) of the Securities Exchange
                        Act of 1934) becomes a beneficial owner
                        directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company's
                        Voting Stock;

                  (iv) if three or more persons are elected directors of the Company despite the opposition of a majority of the directors of the Company then in office; or

                  (v)   upon determination by the Executive
                        Compensation Committee that a change in
                        control has occurred, if such a person as defined in subparagraph (iii) above becomes the beneficial owner directly or indirectly of securities of the Company representing from 12% up to 20% of the combined voting power of the Company's Voting Stock.


                                     GANNETT CO., INC.

                                          /s/Richard L. Clapp
                                     By:  _____________________
                                     Name:  Richard L. Clapp
                                     Title: Senior Vice President/
                                            Human Resources